Exhibit 99.1

NEWS RELEASE

Contacts:	BIO-key International, Inc.
Scott Mahnken
732-359-1113

BIO-key® Reports 2011 First Quarter Financial Results

Sales increase 44%, and operating income increases $403,000

Wall, NJ, May 12, 2011 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification solutions, today reported financial results for the first quarter ended March 31, 2011.

Total revenue for the three months ended March 31, 2011 was approximately $1.4 million, representing an increase of 44% from the $976,175 reported for the quarter ended March 31, 2010.  The increase in net sales is primarily attributed to a large international contract the Company received in late 2010 and partially delivered in the first quarter, as well as new license fees related to the ongoing service of several healthcare and government related accounts.  Additionally, the Company reported an increase in service revenues of approximately 72%, which was driven by a mix of both new accounts and renewed maintenance agreements from legacy customers.

BIO-key’s gross margin for the first quarter of 2011 was 92% compared to 89% for the same period in 2010.  Operating expenses for the first quarter of 2011 increased 2.2% to approximately $1.0 million compared to $984,809 in the comparable quarter ended March 31, 2010. Operating income for the first quarter of 2011 was $283,988, a $403,000 improvement over the operating loss of ($118,734) reported in the quarter ended March 31, 2010.

Net income for the first quarter of 2011 was $240,071 compared to net income of approximately $1.0 million for the comparable quarter in 2010.  Net income for the 2010 period included approximately $787,000 in income related to derivative and fair value adjustments and $435,318 in income from discontinued operations.  Excluding the impact of these events, net income would have increased by approximately $462,000.

“We are pleased with our performance in the first quarter and believe the upcoming periods will show sequential improvements to both our top and bottom-line given the backlog in place at the end of the quarter, as well as several projects that remain in our pipeline,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “Additionally, we continue to see increased demand for fingerprint biometrics from both our domestic and international customers and channel partners, though the sales cycle at times, has taken longer than anticipated.  We believe the speed of adoption is beginning to intensify, especially in the healthcare arena, and remain confident in the Company’s long-term market potential.”

Liquidity and Capital Resources

Consolidated cash, cash equivalents and accounts receivables totaled over $1.6 million on March 31, 2011 compared to $1.4 million as of December 31, 2010.

Highlights for the first quarter included the following:

•                  Initial delivery of a multi-million dollar contract to utilize BIO-key’s software for a large scale identity project which includes fingerprinting and registering the entire population of mobility users in an unnamed foreign country.  The majority of the project is expected to be delivered in the first half of 2011.

•                  Purchase orders from McKesson for their continued deployment of our identification technology in their AccuDose® product line.

•                  Purchase orders for continued expansion of biometric ID deployments with commercial partners ChoicePoint /Nexis Lexis, Educational Biometric Technology, Identimetrics and Genesis Healthcare.

•                  Executed an OEM agreement with Oracle to include BIO-key software as the exclusive biometric solution in the release of Oracle’s new UAM product.

•                  Nationwide Children’s Hospital, one of the largest pediatric hospitals and research institutes in the U.S. launched the initial implementation of BIO-key software through EPIC as the first phase of a rollout to include 6,500 users.

•                  A contract with Robinson Memorial Hospital to include our biometric software along with Allscripts Sunrise Client Manager.

•                  Launched a new program with OEM partner Softex to integrate BIO-key’s algorithm within Softex software to provide fingerprint sign on and authentication for 10,000 retail employees of a major wireless telecommunications company.

•                  Awarded a contract from a leading supplier of consumer loyalty management services in Panama to include BIO-key finger biometrics software for identification of users.

•                  Signed two new customers through Davisco, a real-time data collection and reporting company for workplace management functionality, servicing Fortune 500 companies and large government agencies.

Conference Call Details

BIO-key has scheduled a call for Thursday May 12th at 10:00 a.m. Eastern Time to discuss 2011 first quarter results.  To access the conference call live, dial 800-860-2442 and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through June 12, 2011 and may be accessed by dialing 412-317-0088 and using the pass code 450863#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2011 by BIO-key International, Inc.